Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-101662 on Form S-8 of Berkshire Hathaway Inc. of our report dated June 12, 2026, relating to our audit of the financial statements and supplemental schedule of the Acme Brick Company 401(k) Retirement & Savings Plan as of and for the year ended December 31, 2025, which appears in this Annual Report on Form 11-K of Acme Brick Company 401(k) Retirement & Savings Plan for the year ended December 31, 2025.

/s/ WITHUMSMITH+BROWN, PC

Buffalo, New York

June 12, 2026